Exhibit (d)(15)

EXECUTION VERSION

ASSIGNMENT AGREEMENT

This ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of October 22, 2012, by and among Permira IV Continuing L.P.1 (“LP1 Assignor”), Permira IV Continuing L.P.2 (“LP2”), Permira Investments Limited (“PIL”) and P4 Co-Investment L.P. (“P4” and together with LP2 and PIL, the “LP2 Assignors” and together with LP1 Assignor, the “Assignors”), and Anvilux 1 S.à r.l. (“Anvilux 1”) and Anvilux 2 S.à r.l. (“Anvilux 2” and together with Anvilux, the “Assignees”).

WHEREAS, the Assignors have executed a letter agreement (the “Equity Commitment Letter”), subject to the terms and conditions set forth therein, to make an equity investment in favor of Global Generations International Inc. and have executed an Interim Investors Agreement (the “Interim Investors Agreement”) dated as of October 21, 2012, in relation to such equity investments;

WHEREAS, the LP1 Assignor desires to assign all of its commitments, rights and obligations under the Equity Commitment Letter and the Interim Investors Agreement to Anvilux 1, and the LP2 Assignors desire to assign all of their commitments, rights and obligations under the Equity Commitment Letter and the Interim Investors Agreement to Anvilux 2; and

WHEREAS, the Assignors are permitted to assign to affiliates without the prior written consent of other parties pursuant to the Equity Commitment Letter and the Interim Investors Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignment.

(a) Effective as of the date hereof, the LP1 Assignor hereby assigns to Anvilux 1 all of its commitments, rights and obligations under the Equity Commitment Letter and Interim Investors Agreement, and Anvilux 1 hereby accepts and acknowledges all of the LP1 Assignor’s commitments, rights and obligations of the investment.

(b) Effective as of the date hereof, the LP2 Assignors hereby assign to Anvilux 2 all of their commitments, rights and obligations under the Equity Commitment Letter and Interim Investors Agreement, and Anvilux 2 hereby accepts and acknowledges all of the LP2 Assignors’ commitments, rights and obligations of the investment.

2. Governing Law. This Agreement shall be governed by the law of the State of New York applicable to contracts made and to be wholly performed therein.

3. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of this Agreement or any provision hereof.

4. Counterparts; Further Assurances. This Agreement may be executed in counterparts. The parties agree to execute such further documents and instruments as may be reasonably requested in order to carry out the transactions contemplated by this Agreement.

5. Amendment, Waiver, etc. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding on the parties hereto unless the same shall be in writing and duly executed by such parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the parties entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any of the provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date and year first above written.

ASSIGNORS:

Signed by	)
for and on behalf of	) /s/ Kees Jager
Permira IV Managers Limited as general partner of	) Kees Jager
Permira IV Managers L.P. as	) Alternate Director
manager of Permira IV Continuing L.P.1)

Signed by	)
for and on behalf of	) /s/ Kees Jager
Permira IV Managers Limited as general partner of	) Kees Jager
Permira IV Managers L.P. as	) Alternate Director
manager of Permira IV Continuing L.P.2)

Signed by	) /s/ Kees Jager
for and on behalf of	) Kees Jager
Permira Nominees Limited as nominee for	) Alternate Director
Permira Investments Limited	)

Signed by	)
for and on behalf of	) /s/ Kees Jager
Permira IV GP Limited as general partner of	) Kees Jager
Permira IV G.P. L.P. as	) Alternate Director
general partner of P4 Co-Investment L.P.	)

[Signature page to Assignment Agreement]

ASSIGNEES:

ANVILUX 1 S.À R.L.

By:	/s/ Severine Michel
Name:	Séverine Michel
Title:	Manager

ANVILUX 2 S.À R.L.

By:	/s/ Severine Michel
Name:	Séverine Michel
Title:	Manager

[Signature Page to Assignment Agreement]